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                                                                    EXHIBIT 99.1

                                                                   Press Release

                      [UNITEDAUTO GROUP, INC. LETTERHEAD]


FOR IMMEDIATE RELEASE



              UNITEDAUTO ANNOUNCES ELECTION OF ADDITIONAL DIRECTOR


                         JOHN BARR TO JOIN COMPANY BOARD



DETROIT, MI, December 12, 2002 - UnitedAuto Group, Inc. (NYSE: UAG), a FORTUNE 500 automotive specialty retailer, announced today that John Barr has been elected to its Board of Directors. With this additional appointment, the Company now has twelve directors.

John Barr is currently President/CEO of Automotive Performance Industries (API), as well as Chairman of API's major operating group, Performance Logistics Group
(PLG). API was created in 1999 to provide turnkey solutions for niche vehicles and vehicle personalization programs to global auto manufacturers.

Mr. Barr previously held the position of President/COO of the Quaker State Corporation from June 1995 through 1998 and was elected to Quaker's Board of Directors in October 1995. Prior to joining Quaker State, Mr. Barr spent 25 years with the Valvoline Company, a subsidiary of Ashland, Inc., where he was President/CEO from 1987 to 1995.

UnitedAuto, which has pursued a strategy based on internal growth from its existing dealerships, as well as from strategic acquisitions, operates 129 franchises in the United States and 71 franchises internationally, primarily in the United Kingdom. UnitedAuto dealerships sell new and used vehicles, and market a complete line of after-market automotive products and services.

Statements in this press release may include forward-looking statements. These forward-looking statements should be evaluated together with additional information about UnitedAuto's business, markets, conditions and other uncertainties which are contained in UnitedAuto's filings with the Securities and Exchange Commission and which are incorporated into this press release by reference.

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